Exhibit 10.12

AMENDMENT NO. 1 TO TEMPEST THERAPEUTICS, INC.

AMENDED AND RESTATED 2023 EQUITY INCENTIVE PLAN

In accordance with Section 2(b)(vii) of Tempest Therapeutics, Inc.’s (the “Company”) Amended and Restated 2023 Equity Incentive Plan (the “Plan”), the Plan is hereby amended as follows, subject to approval of the Company’s shareholders:

1.
Section 3(a) of the Plan is hereby deleted and replaced as follows:

Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, and the following sentence regarding the annual increase, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed 1,907,849 shares (the “Share Reserve”), which number includes (1) the Prior Available Reserve, plus (2) an additional 176,923 shares of Common Stock that were approved by the Company’s stockholders at the 2023 Annual Meeting of Stockholders, plus (3) an additional 1,410,000 shares of Common Stock that were approved by the Company’s stockholders at the 2025 Annual Meeting of Stockholders, plus (4) Returning Shares, if any, as such shares become available from time to time.

In addition, the Share Reserve will automatically increase on January 1st of each year, for a period commencing on January 1st of the year following the Effective Date and ending on (and including) January 1, 2033, in an amount equal to 4% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

2.
Section 3(c) of the Plan is hereby deleted and replaced as follows:

Incentive Stock Option Limit. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 7,000,000 shares of Common Stock.

This Amendment to the Plan (this “Amendment”) constitutes an integral part of the Plan. For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Plan, as the Plan shall be in effect on the date hereof after giving effect to the Amendment.

Except as set forth herein, all of the terms and conditions of the Plan, as in effect prior to the effectiveness of this Amendment, shall continue to remain in full force and effect as originally stated therein.

Adopted by Board of Directors: November 30, 2025

Approved by the Stockholders: January 27, 2026